Exhibit 99.1

For Immediate Release

Meridian Bioscience Announces New Board Member - Anthony Bihl

CINCINNATI, July 28, 2020 (GLOBE NEWSWIRE) – Meridian Bioscience, Inc. (NASDAQ: VIVO) announces the appointment of Anthony Bihl III to its Board of Directors, effective immediately.

“We welcome Tony to the board as a new independent director and look forward to the leadership he will bring,” said David Phillips, Chairman of Meridian Bioscience. “We were looking to add diagnostics expertise to the board and Tony additionally brings the breadth of leading both large and small public organizations.”

Bihl graduated with distinction from Pennsylvania State University and brings 35 years of leadership experience in global medical device markets, most notably in the diagnostics market. His diagnostics experience began with a broad range of operations and financial roles at Dupont, followed by senior executive roles at Bayer Healthcare’s Diagnostics Division which subsequently led to his becoming CEO of Siemens Medical Solutions Diagnostics, after orchestrating the divestiture to Siemens AG. He joins Meridian’s Board after his retirement in April as CEO and Member of the Board of Managers at Bioventus, LLC. Prior to Bioventus, he served as CEO of American Medical Systems, Inc. Bihl will continue to serve on the boards of Sonendo Inc., Spectral Medical Inc., and the Arthritis Foundation.

“Meridian was an early pioneer in gastrointestinal diagnostics and has stayed true to those roots,” said Bihl. “I have been following their turnaround under Jack Kenny’s leadership and look forward to working with him and the rest of the board as the growth story continues.”

For more information on Meridian, please visit www.meridianbioscience.com.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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